Exhibit 99.2

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ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note: The information contained in this Item includes changes related to our reportable segments. This Item has not been updated for any other changes since the filing of the 2015 Annual Report on Form 10-K (“2015 Form 10-K”). For developments subsequent to the filing of the 2015 Form 10-K, refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

The following Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the results of operations and financial condition of Microsoft Corporation. MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and the accompanying Notes to Financial Statements.

OVERVIEW

Microsoft is a technology leader focused on building best-in-class platforms and productivity services for a mobile-first, cloud-first world. We strive to empower every person and every organization on the planet to achieve more. We develop and market software, services, and devices that deliver new opportunities, greater convenience, and enhanced value to people’s lives.

We generate revenue by developing, licensing, and supporting a wide range of software products, by offering an array of services, including cloud-based services to consumers and businesses, by designing, manufacturing, and selling devices that integrate with our cloud-based services, and by delivering relevant online advertising to a global audience. Our most significant expenses are related to compensating employees, designing, manufacturing, marketing, and selling our products and services, datacenter costs in support of our cloud-based services, and income taxes.

Much of our focus in fiscal year 2015 was toward transforming our organization to support our strategy of building best-in-class platforms and productivity services for a mobile-first, cloud-first world. We achieved product development milestones, implemented organizational changes, and made strategic and tactical moves to support the three central ambitions that support our strategy: reinventing productivity and business processes; building the intelligent cloud platform; and creating more personal computing.

Highlights from fiscal year 2015 included:

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Office 365 Commercial seats grew 74%, and Office 365 is now deployed in four out of five Fortune 500 enterprises, with more than half of that install base using premium workloads. We also added over 50,000 small- and medium-sized business customers each month.

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Server products and services revenue increased 9%, driven by growth across our cloud and on-premises server products. Azure revenue and compute usage increased by triple digits in the fourth quarter year over year, and we ended fiscal year 2015 with more than 17,000 Enterprise Mobility Services customers.

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We reached over 8 million paid Dynamics seats and refreshed and enhanced Microsoft Dynamics ERP products. We also introduced new social, productivity, mobility, customer service, and marketing capabilities in Dynamics CRM.

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We currently have more than 15 million Office 365 consumer subscribers, with new customers signing up at a current pace of nearly one million per month. We also surpassed 150 million downloads of Office mobile to iOS and Android devices.

•

Momentum continued to grow in our commercial cloud, primarily comprising Office 365 Commercial, Microsoft Azure, and Dynamics CRM Online, as we surpassed an $8 billion annualized run rate* at the end of the year.

•	Bing exceeded 20% U.S. market share as we focused our advertising business on search. In June 2015, we entered into agreements with AOL and AppNexus to outsource our display sales efforts.

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In Devices, we released Surface 3 and expanded distribution of Surface Pro 3, and the related gross margin percentage grew with increased revenue. We also introduced new categories like HoloLens – all with an eye toward generating new growth in Windows more broadly.

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•	Xbox console volumes grew to over 12 million, and Xbox Live users increased 22%.

•	We shipped over 36 million Lumia units, and announced the restructuring of our phone business to run it more effectively near-term while driving reinvention longer term.

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We completed 16 acquisitions, including Mojang Synergies AB (“Mojang”), the Swedish video game developer of the Minecraft gaming franchise, and others, to strengthen our cloud platform and invest in mobile applications.

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We advanced Windows 10 to the threshold of its launch in July 2015 with the help of the Windows Insider Program, a new paradigm to incorporate unprecedented levels of user and developer feedback in our development process.

*	Annualized run rate was calculated by multiplying June 2015 revenue by twelve months.

Industry Trends

Our industry is dynamic and highly competitive, with frequent changes in both technologies and business models. Each industry shift is an opportunity to conceive new products, new technologies, or new ideas that can further transform the industry and our business. At Microsoft, we push the boundaries of what is possible through a broad range of research and development activities that seek to identify and address the changing demands of customers, industry trends, and competitive forces.

Economic Conditions, Challenges, and Risks

The market for software, devices, and cloud-based services is dynamic and highly competitive. Our competitors are developing new software and devices, while also deploying competing cloud-based services for consumers and businesses. The devices and form factors customers prefer evolve rapidly, and influence how users access services in the cloud, and in some cases, the user’s choice of which suite of cloud-based services to use. We must continue to evolve and adapt over an extended time in pace with this changing environment. The investments we are making in devices and infrastructure will increase our operating costs and may decrease our operating margins.

Our success is highly dependent on our ability to attract and retain qualified employees. We hire a mix of university and industry talent worldwide. Microsoft competes for talented individuals globally by offering an exceptional working environment, broad customer reach, scale in resources, the ability to grow one’s career across many different products and businesses, and competitive compensation and benefits. Aggregate demand for our software, services, and devices is correlated to global macroeconomic and geopolitical factors, which remain dynamic.

Our international operations provide a significant portion of our total revenue and expenses. Many of these revenue and expenses are denominated in currencies other than the U.S. dollar. As a result, changes in foreign exchange rates may significantly affect revenue and expenses. Recently, the significant strengthening of the U.S. dollar relative to certain foreign currencies has negatively impacted reported revenue and reduced reported expenses from our international operations.

See a discussion of these factors and other risks under Risk Factors (Part I, Item 1A of the 2015 Form 10-K).

Seasonality

Our revenue historically has fluctuated quarterly and has generally been highest in the second quarter of our fiscal year due to corporate calendar year-end spending trends in our major markets and holiday season spending by consumers.

Unearned Revenue

Quarterly and annual revenue may be impacted by the deferral of revenue, including:

•	Revenue deferred on pre-sales of Windows to original equipment manufacturers (“OEMs”) and retailers before general availability.

•	Revenue deferred on bundled products and services (“Bundled Offerings”).

•	Revenue deferred on sales of Windows 7 with an option to upgrade to Windows 8 Pro at a discounted price (the “Windows Upgrade Offer”).

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If our customers choose to license cloud-based versions of our products and services rather than licensing transaction-based products and services, the associated revenue will shift from being recognized at the time of the transaction to being recognized over the subscription period or upon consumption, as applicable.

Reportable Segments

The segment amounts included in MD&A are presented on a basis consistent with our internal management reporting. Segment information appearing in Note 22 – Segment Information and Geographic Data of the Notes to Financial Statements (see Exhibit 99.3 of this Form 8-K) is also presented on this basis. All differences between our internal management reporting basis and accounting principles generally accepted in the United States (“U.S. GAAP”), along with certain corporate-level and other activity, are included in Corporate and Other.

On April 25, 2014, we acquired substantially all of Nokia Corporation’s (“Nokia”) Devices and Services Business (“NDS”). We report the financial performance of the acquired business in our More Personal Computing segment. The contractual relationship with Nokia related to those initiatives ended in conjunction with the acquisition.

In June 2015, we announced a change in organizational structure as part of our transformation in the mobile-first, cloud-first world. During the first quarter of fiscal year 2016, the Company’s chief operating decision maker requested changes in the information that he regularly reviews for purposes of allocating resources and assessing performance. As a result, beginning in fiscal year 2016, we report our financial performance based on our new segments – Productivity and Business Processes, Intelligent Cloud, and More Personal Computing – and analyze operating income as the measure of segment profitability. In this Form 8-K, we have recast certain previously reported amounts to conform to the way we internally manage and monitor segment performance.

In addition to the segment changes described above, we also previously recast certain prior period amounts to conform to the current period presentation, with no impact on consolidated net income or cash flows, as disclosed in our 2015 Form 10-K.

Our reportable segments are described below.

Productivity and Business Processes

Our Productivity and Business Processes segment consists of products and services in our portfolio of productivity, communication, and information services, spanning a variety of devices and platforms. This segment primarily comprises:

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Office Commercial, including volume licensing and subscriptions to Office 365 Commercial for products and services such as Microsoft Office, Exchange, SharePoint, and Skype for Business, and related Client Access Licenses (“CALs”).

•	Office Consumer, including Office sold through retail or through an Office 365 Consumer subscription, and Office Consumer Services, including Outlook.com, OneDrive, and consumer Skype services.

•	Microsoft Dynamics business solutions, including Dynamics ERP products, Dynamics CRM on-premises, and Dynamics CRM Online (“Microsoft Dynamics”).

Intelligent Cloud

Our Intelligent Cloud segment consists of our public, private, and hybrid server products and services that can power modern business. This segment primarily comprises:

•	Server products and services, including Windows Server, Microsoft SQL Server, Visual Studio, System Center, and related CALs, as well as Microsoft Azure.

•	Enterprise Services, including Premier Support Services and Microsoft Consulting Services.

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More Personal Computing

Our More Personal Computing segment consists of products and services geared towards harmonizing the interests of end users, developers, and information technology (“IT”) professionals across screens of all sizes. This segment primarily comprises:

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Windows, including Windows OEM licensing (“Windows OEM”) and other non-volume licensing of the Windows operating system, volume licensing of the Windows operating system (“Windows VL”), patent licensing, Windows Embedded, MSN display advertising, and Windows Phone licensing.

•	Devices, including phones, Surface, and Microsoft PC accessories.

•	Gaming, including Xbox hardware; Xbox Live, comprising transactions, subscriptions, and advertising; video games; and third-party video game royalties.

•	Search advertising.

SUMMARY RESULTS OF OPERATIONS

(In millions, except percentages and per share amounts)	2015	2014	2013	Percentage Change 2015 Versus 2014	Percentage Change 2014 Versus 2013

Revenue	$93,580	$86,833	$77,849	8%	12%
Gross margin	$60,542	$59,755	$57,464	1%	4%
Operating income	$18,161	$27,759	$26,764	(35)%	4%
Diluted earnings per share	$1.48	$2.63	$2.58	(44)%	2%

Fiscal year 2015 compared with fiscal year 2014

Revenue increased $6.7 billion or 8%, primarily due to higher revenue from More Personal Computing and Intelligent Cloud. More personal computing revenue increased, primarily due to higher revenue from Devices, search advertising and Gaming, offset in part by a decline in Windows revenue. Intelligent Cloud revenue increased, primarily due to higher revenue from server products and services. Revenue included an unfavorable foreign currency impact of approximately 2%.

Operating income decreased $9.6 billion or 35%, primarily due to impairment, integration, and restructuring expenses in the current year, as well as increased research and development expenses, offset in part by higher gross margin. Gross margin increased $787 million or 1%, driven by our Intelligent Cloud, offset in part by a reduction in gross margin from Productivity and Business Processes. Key changes in expenses were:

•	Cost of revenue increased $6.0 billion or 22%, mainly due to phone sales, as well as increasing costs in support of our commercial cloud, including $396 million of higher datacenter expenses.

•

Impairment, integration, and restructuring expenses were $10.0 billion in the current year, reflecting goodwill and asset impairment charges of $7.5 billion related to our phone business, and $2.5 billion of integration and restructuring expenses, driven by costs associated with our restructuring plans.

•

Research and development expenses increased $665 million or 6%, mainly due to increased investment in new products and services, including NDS expenses, offset in part by reduced headcount-related expenses.

Diluted earnings per share (“EPS”) were negatively impacted by impairment, integration, and restructuring expenses, which decreased diluted EPS by $1.15.

Fiscal year 2014 compared with fiscal year 2013

Revenue increased $9.0 billion or 12%, demonstrating growth across each of our reportable segments. More Personal Computing revenue increased, primarily due to higher revenue from Devices, including NDS revenue, Gaming, Windows, and search advertising. Intelligent Cloud revenue increased, mainly due to higher revenue from server products and services. Productivity and Business Processes revenue increased, mainly due to an increase in Office Commercial revenue. Our commercial cloud revenue doubled, reflecting continued subscriber growth from our cloud-based offerings.

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Operating income increased $995 million or 4%, reflecting higher gross margin, offset in part by increased research and development expenses and sales and marketing expenses. Gross margin increased $2.3 billion or 4%, driven by growth across each of our reportable segments. Key changes in expenses were:

•

Cost of revenue increased $6.7 billion or 33%, mainly due higher volumes of Xbox consoles and Surface devices sold, and $575 million of higher datacenter expenses, primarily in support of commercial cloud revenue growth. Cost of revenue also increased due to the acquisition of NDS.

•	Research and development expenses increased $970 million or 9%, mainly due to increased investment in new products and services, including NDS expenses.

•	Sales and marketing expenses increased $535 million or 4%, primarily due to NDS expenses and increased investment in sales resources, offset in part by lower advertising costs.

SEGMENT RESULTS OF OPERATIONS

(In millions, except percentages)	2015	2014	2013	Percentage Change 2015 Versus 2014	Percentage Change 2014 Versus 2013

Revenue

Productivity and Business Processes	$26,431	$26,972	$25,776	(2)%	5%
Intelligent Cloud	23,715	21,732	19,747	9%	10%
More Personal Computing	42,953	38,407	31,951	12%	20%
Corporate and Other	481	(278)	375	*	*

Total revenue	$93,580	$86,833	$77,849	8%	12%

Operating Income (Loss)

Productivity and Business Processes	$13,087	$13,940	$13,151	(6)%	6%
Intelligent Cloud	9,871	8,443	7,300	17%	16%
More Personal Computing	5,179	6,150	6,144	(16)%	0%
Corporate and Other	(9,976)	(774)	169	*	*

Total operating income (loss)	$18,161	$27,759	26,764	(35)%	4%

*	Not meaningful

Reportable Segments

Fiscal year 2015 compared with fiscal year 2014

Productivity and Business Processes

Productivity and Business Processes revenue decreased $541 million or 2%, mainly due to a decline in revenue from Office, offset in part by growth in revenue from Microsoft Dynamics. Productivity and Business Processes revenue included an unfavorable foreign currency impact of approximately 2%.

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Office Consumer revenue decreased $624 million or 17%, driven by declines in the Japan PC market, where Office is predominantly pre-installed on new PCs, offset in part by subscriber growth of Office 365 Consumer.

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Office Commercial revenue decreased $152 million or 1%, driven by lower transactional license volume, reflecting a decline in the business PC market following Windows XP end of support in the prior year, and declines in Japan, offset in part by subscriber growth and higher premium mix of Office 365 Commercial.

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Microsoft Dynamics revenue grew 12%, mainly due to higher revenue from Dynamics CRM Online and Dynamics ERP products. Dynamics users increased, with 30% growth in number of Dynamics paid seats, and we ended fiscal year 2015 with over eight million paid seats.

Productivity and Business Processes operating income decreased $853 million or 6%, driven by lower gross margin, offset in part by a reduction in operating expenses. Gross margin decreased $1.0 billion or 4%, primarily due to the

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decline in Office Consumer revenue. Productivity and Business Processes gross margin included an unfavorable foreign currency impact of approximately 2%. Cost of revenue increased $493 million or 15%, primarily due to higher cloud infrastructure expenses, reflecting increased datacenter capacity to serve our Office 365 services. Operating expenses decreased $181 million or 2%. Sales and marketing and general and administrative expenses decreased $192 million and $170 million, respectively, mainly due to lower headcount-related expenses. Research and development expenses increased $181 million or 7%, mainly due to increased investment in new products and services.

Intelligent Cloud

Intelligent Cloud revenue increased $2.0 billion or 9%, mainly due to higher server products and services revenue, as well as higher Enterprise Services revenue. Our server products and services revenue grew $1.6 billion or 9%, primarily driven by higher premium mix of Microsoft SQL Server, Windows Server, and System Center, as well as continued revenue growth from Microsoft Azure. Enterprise Services revenue grew $325 million or 7%, mainly due to growth in Premier Support Services. Intelligent Cloud revenue included an unfavorable foreign currency impact of approximately 2%.

Intelligent Cloud operating income increased $1.4 billion or 17%, primarily due to higher gross margin, offset in part by higher operating expenses. Gross margin increased $1.6 billion or 10%, driven by revenue growth from our server products and services. Intelligent Cloud gross margin included an unfavorable foreign currency impact of approximately 2%. Cost of revenue increased $405 million or 7%, mainly due to higher cloud infrastructure expenses, reflecting increased datacenter capacity for our Microsoft Azure services. Operating expenses increased $150 million or 2%, driven by higher research and development expenses. Research and development expenses increased $177 million or 7%, mainly due to increased investment in new products and services.

More Personal Computing

More Personal Computing revenue increased $4.5 billion or 12%, mainly due to growth in Devices, search advertising, and Gaming revenue, offset in part by a decline in revenue from Windows.

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Devices revenue increased $7.0 billion or 152%, mainly due to a full year of phone sales and higher Surface revenue. Devices revenue included an unfavorable foreign currency impact of approximately 5%. Phones revenue increased $5.5 billion, as we sold 36.8 million Lumia phones and 126.8 million other non-Lumia phones in fiscal year 2015, compared with 5.8 million and 30.3 million sold, respectively, in fiscal year 2014 following the acquisition of NDS. We acquired NDS in the fourth quarter of fiscal year 2014. Surface revenue increased 65% to $3.6 billion, primarily due to Surface Pro 3 units sold. Surface Pro 3 was released in June 2014.

•	Search advertising revenue increased $651 million or 22%, primarily driven by growth in Bing, due to higher revenue per search and search volume.

•

Gaming revenue increased $463 million or 5%, mainly due to growth in Xbox Live and video games revenue, offset in part by a decrease in Xbox hardware revenue and third-party video game royalties. We sold 12.1 million Xbox consoles in fiscal year 2015 compared with 11.7 million consoles in fiscal year 2014. Xbox Live revenue increased $500 million, driven by increased Xbox Live users and revenue per user. Video games revenue increased $265 million, mainly due to sales of Minecraft following the acquisition of Mojang in November 2014, and new Xbox titles released in the current year.

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Windows revenue decreased $3.6 billion or 16%, mainly due to lower revenue from Windows OEM and Windows Phone. Windows OEM revenue decreased $1.9 billion or 15%, primarily due to declines of 15% in OEM Pro revenue and 16% in OEM non-Pro revenue. Windows OEM Pro revenue decreased, primarily due to benefits realized from the expiration of support for Windows XP in the prior year, and declines in the business PC market. Windows OEM non-Pro revenue declined, mainly due to an increased mix of opening price point devices sold, and declines in the consumer PC market. Windows Phone revenue, including related patent licensing, decreased $1.4 billion or 55%, primarily due to prior year revenue associated with our joint strategic initiatives with Nokia that terminated when we acquired NDS.

More Personal Computing operating income decreased $971 million or 16%, primarily due to higher operating expenses, as well as a reduction in gross margin.

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Gross margin decreased $276 million or 1%, reflecting a reduction in Windows gross margin, offset in part by an increase in devices gross margin. Cost of revenue increased $4.8 billion or 27%, driven by higher phones cost of revenue, as well as higher Xbox Live and search infrastructure costs, offset in part by a reduction in Windows Phone cost of revenue. Phones cost of revenue increased $4.8 billion, reflecting a full year of phone sales in fiscal year 2015. Windows Phone cost of revenue decreased $897 million, driven by prior year costs associated with our joint strategic initiatives with Nokia that terminated when we acquired NDS.

•

Operating expenses increased $695 million or 5%, driven by a full year of NDS expenses. Research and development expenses increased $307 million or 5%, mainly due to increased investment in new product and services, including higher NDS expenses, offset in part by reduced headcount-related expenses. Sales and marketing expenses increased $290 million or 4%, primarily due to higher NDS expenses and increased marketing expenses associated with our retail stores, offset in part by a decline in advertising and other marketing program costs.

Fiscal year 2014 compared with fiscal year 2013

Productivity and Business Processes

Productivity and Business Processes revenue increased $1.2 billion or 5%, driven by growth in Office and Microsoft Dynamics revenue.

•	Office Commercial revenue grew $1.4 billion or 8%, mainly due to higher revenue from Office 365 Commercial, as well as growth in volume licensing.

•	Microsoft Dynamics revenue grew 9%, mainly due to higher revenue from Dynamics ERP products and Dynamics CRM Online. Dynamics users increased, with 18% growth in number of Dynamics paid seats.

•

Office Consumer revenue increased $73 million or 2%, reflecting subscriber growth of Office 365 Consumer and benefits realized from ending our support for Windows XP in April 2014, offset in part by continued softness in the consumer PC market. We ended fiscal year 2014 with over five million Office 365 Consumer subscribers.

Productivity and Business Processes operating income increased $789 million or 6%, primarily due to revenue growth, offset in part by higher cost of revenue and operating expenses. Productivity and Business Processes gross margin increased $877 million or 4%, driven by revenue growth in Office 365 Commercial. Cost of revenue increased $319 million or 10%, primarily due to higher cloud infrastructure expenses, reflecting increased datacenter capacity to serve our Office 365 services. Operating expenses increased $88 million or 1%, mainly due to higher research and development expenses, offset in part by a reduction in general and administrative expenses. Research and development expenses increased $223 million or 10%, reflecting increased investment in new products and services. General and administrative expenses decreased $186 million or 10%, primarily due to the European Commission fine in the prior year.

Intelligent Cloud

Intelligent Cloud revenue increased $2.0 billion or 10%, mainly due to higher server products and services revenue, as well as higher Enterprise Services revenue. Our server products and services revenue grew, primarily driven by increased sales of Microsoft SQL Server, as well as continued revenue growth from Microsoft Azure. Enterprise Services revenue increased, mainly due to growth in Premier Support Services.

Intelligent Cloud operating income increased $1.1 billion or 16%, primarily due to higher gross margin, offset in part by higher operating expenses. Gross margin increased $1.4 billion or 9%, driven by revenue growth from our server products and services. Cost of revenue increased $620 million or 13%, mainly due to higher cloud infrastructure expenses, reflecting increased datacenter capacity for our Microsoft Azure services, and increased costs to deliver Enterprise Services revenue. Operating expenses increased $222 million or 3%, driven by higher sales and marketing expenses. Sales and marketing expenses increased $143 million or 4%, mainly due to an increase in headcount-related expenses.

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More Personal Computing

More Personal Computing revenue increased $6.5 billion or 20%, reflecting growth in revenue from Devices, Gaming, Windows, and search advertising.

•

Devices revenue increased $3.3 billion or 260%, reflecting sales of Lumia phones and other non-Lumia phones following the acquisition of NDS, as well as higher Surface revenue. Phones revenue was $2.0 billion, as we sold 5.8 million Lumia phones and 30.3 million other non-Lumia phones in fiscal year 2014. Surface revenue increased $1.3 billion or 150%, mainly due to a higher number of devices and accessories sold.

•

Gaming revenue increased $1.6 billion or 23%, mainly due to sales of Xbox One, which was released in November 2013, offset in part by a decrease in sales of Xbox 360. We sold 11.7 million Xbox consoles during fiscal year 2014 compared with 9.8 million Xbox consoles during fiscal year 2013.

•

Windows revenue increased $775 million or 4%, mainly due to higher revenue from Windows Phone and Windows VL, offset in part by declines in revenue from retail sales of Windows and Windows OEM. Windows Phone revenue, including related patent licensing, increased $822 million or 48%, mainly due to the recognition of $382 million revenue under our joint strategic initiatives with Nokia, which concluded in conjunction with the acquisition of NDS. Windows VL revenue grew $334 million or 10%, mainly due to increased renewal rates and transactional purchases driven by Windows XP end of support. Retail sales of Windows declined $315 million or 61%, mainly due to the launch of Windows 8 in the prior year. Windows OEM revenue declined $136 million or 1%, due to continued softness in the consumer PC market, offset in part by a 12% increase in OEM Pro revenue driven by benefits realized from ending our support for Windows XP in April 2014.

•

Search advertising revenue increased 39%, primarily due to increased revenue per search resulting from ongoing improvements in advertising products, higher search volume, and the expiration of North American revenue per search guarantee payments to Yahoo! in the prior year.

More Personal Computing operating income increased slightly, reflecting higher gross margin, offset by higher operating expenses.

•

Gross margin increased $1.0 billion or 5%, driven by higher devices gross margin. Cost of revenue increased $5.4 billion or 45%. Phones cost of revenue was $2.0 billion, reflecting sales of Lumia and other non-Lumia phones following the acquisition of NDS and the impact of decisions to rationalize our device portfolio. Xbox hardware cost of revenue increased $2.0 billion or 79%, mainly due to higher volumes of Xbox consoles sold and higher costs associated with Xbox One. Surface cost of revenue increased $990 million or 53%, driven by a higher number of Surface devices and accessories sold, offset in part by a charge for Surface RT inventory adjustments of approximately $900 million in fiscal year 2013.

•

Operating expenses increased $1.0 billion or 7%, driven by $746 million of NDS expenses included within research and development, sales and marketing, and general and administrative expenses. Research and development expenses and sales and marketing expenses increased $658 million and $483 million, respectively, offset in part by a $140 million decline in general and administrative expenses, mainly due to the European Commission fine in the prior year.

Corporate and Other

Corporate and Other revenue primarily comprises certain revenue deferrals, including those related to product and service upgrade offers and pre-sales of new products to OEMs prior to general availability, and revenue from non-Microsoft products sold in our retail stores. Corporate and Other operating income (loss) primarily comprises revenue deferrals and corporate-level activity not specifically allocated to a segment, including impairment, integration, and restructuring expenses.

Fiscal year 2015 compared with fiscal year 2014

Corporate and Other revenue increased $759 million, primarily due to the timing of revenue deferrals compared to the prior year and increased retail stores revenue. During fiscal year 2015, we recognized a net $303 million of previously deferred revenue related to Bundled Offerings. During fiscal year 2014, we deferred a net $349 million of revenue related to Bundled Offerings.

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Corporate and Other operating loss increased $9.2 billion, primarily due to higher impairment, integration, and restructuring expenses, offset in part by increased revenue.

Fiscal year 2014 compared with fiscal year 2013

Corporate and Other revenue decreased $653 million, primarily due to the timing of revenue deferrals and increased retail stores revenue. During fiscal year 2014, we deferred a net $349 million of revenue related to Bundled Offerings. During fiscal year 2013, we recognized $540 million of previously deferred revenue related to the Windows Upgrade Offer. The revenue was recognized upon expiration of the offer.

Corporate and Other operating income (loss) decreased $943 million, mainly due to decreased revenue, as well as $127 million of impairment, integration, and restructuring expenses associated with the acquisition of NDS.

OPERATING EXPENSES

Research and Development

(In millions, except percentages)	2015	2014	2013	Percentage Change 2015 Versus 2014	Percentage Change 2014 Versus 2013

Research and development	$12,046	$11,381	$10,411	6%	9%
As a percent of revenue	13%	13%	13%	0ppt	0ppt

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code.

Fiscal year 2015 compared with fiscal year 2014

Research and development expenses increased $665 million or 6%, mainly due to increased investment in new products and services, including $739 million higher NDS expenses, offset in part by reduced headcount-related expenses.

Fiscal year 2014 compared with fiscal year 2013

Research and development expenses increased $970 million or 9%, mainly due to increased investment in new products and services in our Devices engineering group, including $275 million of NDS expenses, and increased investment in our Applications and Services engineering group.

Sales and Marketing

(In millions, except percentages)	2015	2014	2013	Percentage Change 2015 Versus 2014	Percentage Change 2014 Versus 2013

Sales and marketing	$15,713	$15,811	$15,276	(1)%	4%
As a percent of revenue	17%	18%	20%	(1)ppt	(2)ppt

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with sales and marketing personnel and the costs of advertising, promotions, trade shows, seminars, and other programs.

Fiscal year 2015 compared with fiscal year 2014

Sales and marketing expenses decreased $98 million or 1%, primarily due to a decline in advertising and marketing programs costs and a reduction in headcount-related expenses, offset in part by an increase in NDS expenses. Sales and marketing expenses included a favorable foreign currency impact of approximately 4%.

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Fiscal year 2014 compared with fiscal year 2013

Sales and marketing expenses increased $535 million or 4%, primarily due to NDS expenses and increased investment in sales resources, offset in part by lower advertising costs. NDS sales and marketing expenses were $394 million during fiscal year 2014. Average headcount, excluding NDS, grew 4%. Advertising costs, excluding NDS, declined $403 million or 15%, primarily due to Windows 8 and Surface costs in the prior year.

General and Administrative

(In millions, except percentages)	2015	2014	2013	Percentage Change 2015 Versus 2014	Percentage Change 2014 Versus 2013

General and administrative	$4,611	$4,677	$5,013	(1)%	(7)%
As a percent of revenue	5%	5%	6%	0ppt	(1)ppt

General and administrative expenses include payroll, employee benefits, stock-based compensation expense, severance expense, and other headcount-related expenses associated with finance, legal, facilities, certain human resources and other administrative personnel, certain taxes, and legal and other administrative fees.

Fiscal year 2015 compared with fiscal year 2014

General and administrative expenses were comparable to the prior year.

Fiscal year 2014 compared with fiscal year 2013

General and administrative expenses decreased $336 million or 7%, mainly due to the European Commission fine in the prior year, offset in part by higher business taxes, higher costs for internal use software capitalized in the prior year, and NDS expenses. NDS general and administrative expenses were $77 million during fiscal year 2014.

IMPAIRMENT, INTEGRATION, AND RESTRUCTURING EXPENSES

Impairment, integration, and restructuring expenses include costs associated with the impairment of goodwill and intangible assets related to our phone business, employee severance expenses and costs associated with the consolidation of facilities and manufacturing operations related to restructuring activities, and systems consolidation and other business integration expenses associated with our acquisition of NDS.

Fiscal year 2015 compared with fiscal year 2014

Impairment, integration, and restructuring expenses were $10.0 billion for fiscal year 2015, compared to $127 million for fiscal year 2014. The increase was mainly due to impairment charges of $7.5 billion related to our phone business in the fourth quarter of fiscal year 2015. Our annual goodwill impairment test as of May 1, 2015 indicated that the carrying value of our previous Phone Hardware reporting unit goodwill exceeded its estimated fair value. Accordingly, we recorded a goodwill impairment charge of $5.1 billion, reducing our Phone Hardware reporting unit goodwill from $5.4 billion to $116 million, net of foreign currency remeasurements, as well as an impairment charge of $2.2 billion related to the write-down of our Phone Hardware reporting unit intangible assets. All remaining goodwill and intangible assets are included in our Devices reporting unit, within More Personal Computing under our current segment structure. Restructuring charges were $2.1 billion, including employee severance expenses and the write-down of certain assets in connection with our restructuring activities. Integration expenses increased $308 million, due to a full-year of integration activities in fiscal year 2015 associated with the acquisition of NDS.

Fiscal year 2014 compared with fiscal year 2013

Impairment, integration, and restructuring expenses were $127 million for fiscal year 2014, reflecting integration expenses associated with the acquisition of NDS. No impairment, integration, and restructuring expenses were recorded in fiscal year 2013.

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OTHER INCOME (EXPENSE), NET

The components of other income (expense), net were as follows:

(In millions)

Year Ended June 30,	2015	2014	2013

Dividends and interest income	$766	$883	$677
Interest expense	(781)	(597)	(429)
Net recognized gains on investments	716	437	116
Net losses on derivatives	(423)	(328)	(196)
Net gains (losses) on foreign currency remeasurements	335	(165)	(74)
Other	(267)	(169)	194

Total	$346	$61	$288

We use derivative instruments to: manage risks related to foreign currencies, equity prices, interest rates, and credit; enhance investment returns; and facilitate portfolio diversification. Gains and losses from changes in fair values of derivatives that are not designated as hedges are primarily recognized in other income (expense), net. Other than those derivatives entered into for investment purposes, such as commodity contracts, the gains (losses) are generally economically offset by unrealized gains (losses) in the underlying available-for-sale securities and gains (losses) on certain balance sheet amounts from foreign exchange rate changes.

Fiscal year 2015 compared with fiscal year 2014

Dividends and interest income decreased due to lower yields on fixed income securities, offset in part by higher portfolio balances. Interest expense increased due to higher outstanding long-term debt. Net recognized gains on investments increased primarily due to higher gains on sales of equity securities, offset in part by higher other-than-temporary impairments. Other-than-temporary impairments were $183 million in fiscal year 2015, compared with $106 million in fiscal year 2014. Net losses on derivatives increased due to losses on commodity contracts in the current period as compared to gains in the prior period, offset in part by lower losses on currency and equity contracts. For fiscal year 2015, other reflects recognized losses from certain joint ventures and divestitures.

Fiscal year 2014 compared with fiscal year 2013

Dividends and interest income increased due to higher portfolio balances. Interest expense increased due to higher outstanding long-term debt. Net recognized gains on investments increased primarily due to higher gains on sales of equity securities and lower other-than-temporary impairments. Other-than-temporary impairments were $106 million in fiscal year 2014, compared with $208 million in fiscal year 2013. Net losses on derivatives increased due to higher losses on foreign exchange contracts, losses on equity derivatives as compared to gains in the prior period, offset in part by gains on commodity and interest rate derivatives as compared to losses in the prior period. For fiscal year 2014, other reflects recognized losses from certain joint ventures, offset in part by a recognized gain on a divestiture. For fiscal year 2013, other reflects recognized gains on divestitures, including the gain recognized upon the divestiture of our 50% share in the MSNBC joint venture.

INCOME TAXES

Fiscal year 2015 compared with fiscal year 2014

Our effective tax rate for fiscal years 2015 and 2014 was approximately 34% and 21%, respectively. The fiscal year 2015 effective rate increased by 13%, primarily due to goodwill and asset impairments and restructuring charges recorded in fiscal year 2015, most of which did not generate a tax benefit. Our effective tax rate was lower than the U.S. federal statutory rate primarily due to foreign earnings taxed at lower rates resulting from producing and distributing our products and services through our foreign regional operations centers in Ireland, Singapore, and Puerto Rico. In fiscal year 2015, this reduction was mostly offset by losses in foreign jurisdictions for which we may not realize a tax benefit, primarily as a result of impairment and restructuring charges.

PART II

Item 7

Changes in the mix of income before income taxes between the U.S. and foreign countries also impacted our effective tax rates and resulted primarily from changes in the geographic distribution of and changes in consumer demand for our products and services. We supply our Windows PC operating system to customers through our U.S. regional operating center, while we supply the Microsoft Office system and our server products and tools to customers through our foreign regional operations centers. In fiscal years 2015 and 2014, our U.S. income before income taxes was $7.4 billion and $7.1 billion, respectively, and comprised 40% and 26%, respectively, of our income before income taxes. In fiscal years 2015 and 2014, our foreign income before income taxes was $11.1 billion and $20.7 billion, respectively, and comprised 60% and 74%, respectively, of our income before income taxes.

Tax contingencies and other income tax liabilities were $12.1 billion and $10.4 billion as of June 30, 2015 and 2014, respectively, and are included in other long-term liabilities. This increase relates primarily to adjustments to prior years’ liabilities for intercompany transfer pricing and adjustments related to our IRS audits. While we settled a portion of the I.R.S. audit for tax years 2004 to 2006 during the third quarter of fiscal year 2011, we remain under audit for those years. In February 2012, the I.R.S. withdrew its 2011 Revenue Agents Report and reopened the audit phase of the examination. As of June 30, 2015, the primary unresolved issue relates to transfer pricing, which could have a significant impact on our consolidated financial statements if not resolved favorably. We believe our allowances for income tax contingencies are adequate. We have not received a proposed assessment for the unresolved issues and do not expect a final resolution of these issues in the next 12 months. Based on the information currently available, we do not anticipate a significant increase or decrease to our tax contingencies for these issues within the next 12 months. We also continue to be subject to examination by the I.R.S. for tax years 2007 to 2015.

We are subject to income tax in many jurisdictions outside the U.S. Our operations in certain jurisdictions remain subject to examination for tax years 1996 to 2015, some of which are currently under audit by local tax authorities. The resolutions of these audits are not expected to be material to our consolidated financial statements.

Fiscal year 2014 compared with fiscal year 2013

Our effective tax rate for fiscal years 2014 and 2013 was approximately 21% and 19%, respectively. Our effective tax rate was lower than the U.S. federal statutory rate primarily due to earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations centers in Ireland, Singapore, and Puerto Rico.

Our fiscal year 2014 effective rate increased by 2% from fiscal year 2013 mainly due to adjustments of $458 million to prior years’ liabilities for intercompany transfer pricing that increased taxable income in more highly taxed jurisdictions, as well as losses incurred by NDS and changes in the geographic mix of our business. This was offset in part by favorable transfer pricing developments in certain foreign tax jurisdictions, primarily Denmark.

Changes in the mix of income before income taxes between the U.S. and foreign countries also impacted our effective tax rates and resulted primarily from changes in the geographic distribution of and changes in consumer demand for our products and services. We supply our Windows PC operating system to customers through our U.S. regional operating center, while we supply the Microsoft Office system and our server products and tools to customers through our foreign regional operations centers. Windows PC operating system revenue decreased $655 million in fiscal year 2014, while Microsoft Office system and server products and tools revenue increased $1.3 billion and $1.6 billion, respectively, during this same period. In fiscal years 2014 and 2013, our U.S. income before income taxes was $7.1 billion and $6.7 billion, respectively, and comprised 26% and 25%, respectively, of our income before income taxes. In fiscal years 2014 and 2013, the foreign income before income taxes was $20.7 billion and $20.4 billion, respectively, and comprised 74% and 75%, respectively, of our income before income taxes.